5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8800 Contact: Roland O. Burns Sr. Vice President and Chief Financial Officer

Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
SECOND QUARTER 2004 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, August 4, 2004 – Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) today reported financial and operating results for the quarter and six months ended June 30, 2004.

Financial Results for The Three Months and Six Months Ended June 30, 2004

Comstock reported net income of $18.7 million or 52¢ per diluted share for the three months ended June 30, 2004 which is 32% higher than 2003’s second quarter net income of $14.1 million or 40¢ per diluted share. Comstock had $66.5 million in oil and gas sales in 2004’s second quarter, an increase of 16% over 2003’s second quarter oil and gas sales of $57.2 million. Comstock generated $45.4 million in operating cash flow (before changes in working capital accounts) in 2004’s second quarter, which represents a 21% increase over 2003’s second quarter cash flow of $37.4 million. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $52.5 million in 2004’s second quarter, a 17% increase over 2003’s second quarter EBITDAX of $44.8 million.

For the six months ended June 30, 2004, Comstock’s oil and gas sales totaled $127.3 million, as compared to oil and gas sales of $125.7 for the same period in 2003. Net income for the six months ended June 30, 2004 was $18.7 million, or 52¢ per diluted share, as compared to net income of $35.7 million, excluding the cumulative effect of adopting a new accounting standard in 2003 which changed the Company’s accounting for future abandonment costs of its oil and gas properties. The results for the six months ended June 30, 2004 include a charge of $19.6 million ($12.5 million after income taxes or 35¢ per diluted share) relating to the early retirement of the Company’s 111/4% senior notes. Operating cash flow (before changes in working capital accounts) generated by Comstock was $82.9 million for the first six months of 2004, a 3% decrease from the first six months ended 2003’s cash flow of $85.3 million. For the six months ended June 30, 2004, EBITDAX was $98.7 million as compared to EBITDAX of $100.6 million for the same period in 2003.

Increasing production and strong oil and natural gas prices were the drivers of the second most profitable quarter in the Company’s history. Comstock’s production in the second quarter of 2004 totaled 11.3 Bcf equivalent of natural gas (“Bcfe”), a 5% increase from 2003’s second quarter production of 10.8 Bcfe. For the first six months of 2004, Comstock produced 22.0 Bcfe, an increase of 2% as compared to production in the same period of 2003 of 21.6 Bcfe. The Company’s realized natural gas price averaged $5.77 per Mcf in 2004’s second quarter as compared to $5.44 per Mcf in 2003’s second quarter. Realized oil prices in the second quarter of 2004 averaged $37.55 per barrel as compared to $28.83 per barrel for 2003. For the first six months of 2004, Comstock’s realized natural gas price averaged $5.71 per Mcf as compared to 2003’s average natural gas price of $5.98 per Mcf. For the first six months of 2004, Comstock’s realized oil price was $36.24 per barrel as compared to $31.39 per barrel for the first six months of 2003.

Year to Date 2004 Drilling Results

In the first half of 2004, Comstock drilled 33 wells (13.6 net) as part of its 2004 development and exploration program. Twenty-eight of the 33 wells drilled were successful and five were dry holes.

Comstock drilled 14 wells, 4.8 net wells, in its South Texas region in the first half of 2004. Ten of these wells were successful and four were dry holes. Seven of the successful South Texas wells were tested at an average per well rate of 4.5 million cubic feet of natural gas equivalent (“Mmcfe”) per day. The remaining three are being completed. Five of the successful wells were development wells drilled at the J. C. Martin field in Zapata County. Comstock has a 16% working interest and a higher revenue interest of 25% in this field. At the Company’s Ball Ranch field in Kenedy County, Comstock drilled three development wells in which it has a 20% working interest. Two of these wells were successful and one was a dry hole. Comstock also drilled a successful development well in Starr County. The remaining five wells drilled in 2004 were exploratory wells. Three of the exploratory tests were dry holes and two resulted in new discoveries. The Gonzales #1 was drilled to a depth of 11,400 feet in Zapata County and discovered approximately 25 net feet of pay in the Wilcox formation. Comstock has a 45% working interest in this discovery. The Dixie Mortgage Pawalek #1 was drilled to a total depth of 13,856 feet to test a prospect in Javelina field in Hidalgo County which is part of a 1,282 acre farm-out from Shell. The Dixie Mortgage Pawalek #1 found approximately 44 feet of net pay in the Vicksburg formation and may have another 215 feet of potential net pay subject to further evaluation. Comstock has a 66% working interest in this well and will have a 50% working interest in future wells drilled on this acreage.

Comstock drilled four development wells (2.3 net) in its East Texas and North Louisiana region in the first half of 2004. All of these wells were successful. Two of these have been tested at a per well average rate of 2.5 Mmcfe per day and the remaining two are being completed. One successful development well was also drilled in one of the Company’s fields in Oklahoma in which Comstock has a 21% working interest. This well has been tested at a rate of 8.2 Mmcfe per day.

Planned development and exploratory activity in Comstock’s Southeast Texas region is waiting on the receipt and evaluation of 75 square miles of new seismic data that its expected to be received by mid-August. The Davis-Blackstone #1 was drilled in the first quarter and connected to sales in the second quarter at an initial production rate of 8.2 Mmcfe per day. Comstock has a 48% working interest in this well.

Comstock has drilled thirteen offshore wells (6.0 net) in its Gulf of Mexico region in the first half of 2004. These wells were drilled under its exploration program with Bois d’Arc Offshore Ltd. (“Bois d’Arc”), or as part of Comstock’s redevelopment of its Ship Shoal 113 Unit. All but one of the offshore wells were successful. The one dry hole was drilled in the first quarter. Six of the successful wells drilled with Bois d’Arc were reported on in the first quarter results, including two successful wells at Vermilion Block 122, a successful sidetrack of a well at South Timbalier Block 11, the OCS-G 18054 #5 at South Pelto Block 22, the OCS-G 14535 #6 at South Pelto Block 25 and the OCS-G 22605 #3 at Vermilion Block 51. Wells drilled in the second quarter include the OCS-G 12027 #3 well at South Pelto Block 5, which was drilled to a total depth of 16,334 feet and found 97 feet of net productive pay. Comstock had a 25% working interest in this well. Two exploratory wells that were also drilled in the second quarter with Bois d’Arc which resulted in new discoveries. The OCS-G 22702 #1 at Ship Shoal Block 135 was drilled to a depth of 7,991 feet and found 26 feet of net productive pay and the OCS-G 22702 #2 at Ship Shoal Block 134 was drilled to a depth of 13,006 feet and found 53 feet of net productive pay. Comstock had a 40% working interest in both wells. Comstock drilled and completed three wells in its Ship Shoal 113 Unit during the first half of 2004. These three wells were tested at a per well average rate of 2.5 Mmcfe per day.

Three of Comstock’s offshore projects had production start up in the second quarter. At South Pelto Block 22, two of the wells are flowing approximately 1,275 barrels of oil and 3 Mmcf of natural gas per day with the third well awaiting recompletion to the D-2 sand which has 31 feet of net productive pay. The initial discovery at South Pelto Block 25 is flowing approximately 1,570 barrels of oil and 1 Mmcf of natural gas per day and the second well is waiting recompletion to the lower H-3 sand which has 17 feet of pay. Vermilion Block 122, which includes three wells, also started up production operations in the second quarter. These three wells combined are currently flowing approximately 13.3 Mmcfe per day. Two wells drilled earlier at Ship Shoal Blocks 109 and 110 are expected to be on line by September 1. Four wells at Vermillion Block 51and South Marsh Island Block 220 are expected to come on line in November and the two wells drilled in the second quarter at Ship Shoal Blocks 134 and 135 are expected to come on line in December.

Comstock also announced today that it is increasing its capital expenditure budget for development and exploration activities for 2004 from $110 million to $150 million. Approximately $80 million of the total budget will be for development activity and $70 million will be for exploration activity. The increase is driven by the recently announced contribution of Comstock’s Gulf of Mexico assets to Bois d’Arc Energy, LLC (“Bois d’Arc Energy”). Due to Comstock’s 59.9% ownership of Bois d’Arc Energy, Comstock’s capital expenditures in the Gulf of Mexico are expected to increase to $90 million from the previously budgeted $67 million as Comstock will have a higher interest in exploratory projects in the new joint venture company compared to the 40% participation in the previous exploration venture with Bois d’Arc.

Comstock now plans to spend $20 million in each of its three onshore regions in 2004, including an increase of $5 million in South Texas from the previous budget of $15 million and an increase of $12 million in its East Texas/North Louisiana region from the previous budget of $8 million. In the second half of 2004, Comstock plans to participate in drilling 13 offshore wells through its ownership in Bois d’Arc Energy, 11 wells in its South Texas region, 13 development wells in its East Texas/North Louisiana region and 5 wells in its Southeast Texas region. The additional eleven wells being drilled in the East Texas/North Louisiana region are part of the first phase of a 100 well development program being launched by Comstock to exploit its properties in this region. This program will extend into 2005 and 2006, and will be a significant part of the Company’s next year’s drilling program.

The appointment of Mack D. Good to the position of Chief Operating Officer of the Company was also announced today. Mr. Good will oversee all of Comstock’s onshore properties and head up the Company’s operations, acquisitions and land divisions effective August 1st. Mr. Good has been Comstock’s Vice President of Operations since 1999.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Oil and gas sales	$66,508	$57,161	$127,269	$125,737
Operating expenses:
Oil and gas operating	12,456	10,531	25,106	21,896
Exploration	1,797	505	5,179	2,141
Depreciation, depletion and amortization	15,728	15,117	31,537	30,304
General and administrative, net	2,882	1,947	5,972	3,475

Total operating expenses	32,863	28,100	67,794	57,816

Income from operations	33,645	29,061	59,475	67,921
Other income (expenses):
Other income	47	44	86	91
Interest income	18	23	34	43
Interest expense	(4,526)	(7,370)	(10,791)	(14,678)
Loss from early extinguishment of debt	(18)	—	(19,599)	—

Total other expenses	(4,479)	(7,303)	(30,270)	(14,544)

Income before income taxes and cumulative effect of change in accounting principle	29,166	21,758	29,205	53,377
Provision for income taxes	(10,500)	(7,615)	(10,514)	(18,682)

Income before cumulative effect of change in accounting principle	18,666	14,143	18,691	34,695
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	675

Net income	18,666	14,143	18,691	35,370
Preferred stock dividends	––	(178)	––	(573)

Net income attributable to common stock	$18,666	$13,965	$18,691	$34,797

Net income per share before cumulative change in accounting principle:
Basic	$0.55	$0.44	$0.55	$1.13

Diluted	$0.52	$0.40	$0.52	$1.00

Net income per share:
Basic	$0.55	$0.44	$0.55	$1.15

Diluted	$0.52	$0.40	$0.52	$1.02

Weighted average common and common stock equivalent shares outstanding:
Basic	34,111	31,472	33,977	30,205

Diluted	35,979	35,010	35,859	34,719

COMSTOCK RESOURCES, INC.
OTHER FINANCIAL DATA
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Cash flow from operations:
Net cash provided by operating activities	$47,418	$36,511	$67,819	$68,811
Increase (decrease) in accounts receivable	4,471	(8,620)	(4,673)	11,389
Increase (decrease) in other current assets	31	(1,005)	(839)	1,213
Decrease (increase) in accounts payable and accrued expenses	(6,499)	10,543	20,596	3,913

Cash flow from operations	$45,421	$37,429	$82,903	$85,326

EBITDAX:
Income before cumulative effect of change in accounting principle	$18,666	$14,143	$18,691	$34,695
Interest	4,526	7,370	10,791	14,678
Loss from early extinguishment of debt	18	—	19,599	—
Income tax expense	10,500	7,615	10,514	18,682
Depreciation, depletion and amortization	15,728	15,117	31,537	30,304
Stock-based compensation	1,222	59	2,376	119
Exploration	1,797	505	5,179	2,141
Unrealized losses from derivatives	—	—	—	3

EBITDAX	$52,457	$44,809	$98,687	$100,622

	As of June 30
Balance Sheet Data:	2004	2003
Current assets	$45,974	$51,560
Property and equipment, net	740,241	678,393
Other	7,840	6,559

Total assets	$794,055	$736,512

Current liabilities	$44,568	$46,899
Long-term debt	324,000	336,002
Other	109,211	88,528
Stockholders’ equity	316,276	265,083

Total liabilities and stockholders’ equity	$794,055	$736,512

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS

(In thousands, except per unit amounts)

For the Three Months ended June 30, 2004

		East Texas/
	Gulf of	North	Southeast	South Texas
	Mexico	Louisiana	Texas	/ Other	Total
Oil production (thousand barrels)	356	24	61	26	467
Gas production (million cubic feet — Mmcf)	1,929	2,285	2,601	1,681	8,496
Total production (Mmcfe)	4,065	2,429	2,967	1,835	11,296
Oil sales	$13,385	$853	$2,287	$993	$17,518
Gas sales	12,533	12,449	15,668	8,340	48,990

Total oil and gas sales	$25,918	$13,302	$17,955	$9,333	$66,508

Average oil price (per barrel)	$37.60	$35.54	$37.49	$38.79	$37.55
Average gas price (per thousand cubic feet — Mcf)	$6.50	$5.45	$6.02	$4.96	$5.77
Average price (per Mcf equivalent)	$6.38	$5.48	$6.05	$5.09	$5.89
Lifting cost	$5,264	$2,581	$2,700	$1,911	$12,456
Lifting cost (per Mcf equivalent)	$1.30	$1.06	$0.91	$1.04	$1.10
Development and exploration expenditures	$23,860	$2,356	$1,495	$6,437	$34,148

For the Six Months ended June 30, 2004

		East Texas
	Gulf of	/ North	Southeast	South Texas
	Mexico	Louisiana	Texas	/ Other	Total
Oil production (thousand barrels)	637	49	121	55	862
Gas production (million cubic feet — Mmcf)	3,594	4,881	5,093	3,250	16,818
Total production (Mmcfe)	7,417	5,175	5,819	3,580	21,991
Oil sales	$23,233	$1,687	$4,340	$1,984	$31,244
Gas sales	22,518	26,758	29,557	17,192	96,025

Total oil and gas sales	$45,751	$28,445	$33,897	$19,176	$127,269

Average oil price (per barrel)	$36.47	$34.43	$35.87	$36.06	$36.24
Average gas price (per thousand cubic feet — Mcf)	$6.27	$5.48	$5.80	$5.29	$5.71
Average price (per Mcf equivalent)	$6.17	$5.50	$5.83	$5.36	$5.79
Lifting cost	$10,431	$5,392	$5,242	$4,041	$25,106
Lifting cost (per Mcf equivalent)	$1.41	$1.04	$0.90	$1.13	$1.14
Development and exploration expenditures	$53,536	$3,925	$4,615	$10,044	$72,120